UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 6, 2012

ASPECT SOFTWARE GROUP HOLDINGS LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	333-170936	98-0587778
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

300 Apollo Drive

Chelmsford, Massachusetts 01824

(Address of principal executive offices, zip code)

(978) 250-7900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed by Aspect Software Group Holdings in a Current Report on Form 8-K filed with the Securities and Exchange Commission on July 13, 2012, on July 9, 2012 Michael Provenzano departed Aspect Software Inc. (“Aspect”) to pursue other interests. Michael Provenzano had served as Aspect’s Executive Vice President and Chief Financial Officer.

On August 30, 2012, Aspect entered into a severance letter agreement with Mr. Provenzano defining the terms of his severance from Aspect. Under the terms of the severance letter agreement, which became binding on September 6, 2012, Aspect has agreed to pay Mr. Provenzano a lump sum severance payment of $425,000 and will pay his COBRA premiums for continuation of medical and dental insurance coverage for twelve months. Additionally, Mr. Provenzano agreed to a release of all claims against Aspect and its affiliates and shareholders, including claims arising out of, or in connection with, his employment other than claims which cannot be released as a matter of law. Mr. Provenzano has also agreed to continue to abide by certain restrictive covenants, including nonsolicitation and noncompetition covenants, as set forth in his employment agreement. Mr. Provenzano’s severance letter agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and the information set forth therein is incorporated by reference.

On September 7, 2012, Jim Foy’s employment with Aspect was terminated, and he will receive severance according to his employment agreement that was previously disclosed. In addition, as specified in Mr. Foy’s employment agreement, the termination also operates to remove Mr. Foy from his offices at Aspect Software Group Holdings and any of its subsidiaries, including as Executive Chairman and Director of Aspect Software Group Holdings and as director at any of its subsidiaries.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1	Letter of Severance Agreement and Release by and between Michael Provenzano and Aspect Software, Inc., dated as of August 30, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPECT SOFTWARE GROUP HOLDINGS LTD.

Date: September 10, 2012	By:	/s/ Robert J. Krakauer
	Name:	Robert J. Krakauer
	Title:	Executive Vice President and Chief Financial Officer